                                            Filed Pursuant to Rule 424(b)(5)
                                            Registration No. 333-12101


     PROSPECTUS SUPPLEMENT
     ---------------------
     (To Prospectus dated October 9, 1996)

                                  $500,000,000

                            FRANKLIN RESOURCES, INC.

                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                               __________________

          Franklin Resources, Inc. (the "Company") may offer from time to time up to $500,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes due nine months or more from date of issue (the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Company of other Debt Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Company or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity, as set forth therein and specified in the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, the Notes will bear interest at fixed rates (the "Fixed Rate Notes") or at floating rates (the "Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as set forth therein and specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on April 15 and October 15 of each year and at Maturity. The Notes may also be issued with original issue discount, and such Notes may or may not pay any interest. See "Description of Notes."

          The interest rate, or the formula for the determination of any such interest rate, applicable to each Note and the other variable terms thereof as described herein, will be established by the Company on the date of issue of such Note and will be set forth therein and specified in the applicable Pricing Supplement. Interest rates, interest rate formulae and such other variable terms are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

          Each Note, other than a Foreign Currency Note, will be issued in fully registered book-entry form (a "Book-Entry Note") or in certificated form (a "Certificated Note"), as set forth in the applicable Pricing Supplement, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (or such other depositary as is identified in the applicable Pricing Supplement) (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners).
                  ____________________________________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
                    SUPPLEMENT HERETO. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


                                           Price to            Agents' Discounts                 Proceeds to
                                           Public(1)         and Commissions(1)(2)            Company (1)(2)(3)
         Per Note................            100%                .125% - .875%                99.875% - 99.125%

         Total (4) ...............       $500,000,000        $625,000 - $4,375,000       $499,375,000 - $495,625,000


     (1) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (collectively, the "Agents") may purchase the Notes, as principal, from the Company, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agents, or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and the Agents, the Agents may utilize their reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to the Agents, ranging from .125% to .875% of the principal amount of a Note, depending upon its stated maturity, sold through the Agents. Commissions with respect to Notes with stated maturities in excess of 40 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. See "Plan of Distribution."
     (2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
     (3)  Before deducting expenses payable by the Company estimated at
          $250,000.
     (4)  Or the equivalent thereof in one or more foreign or composite currencies.
                                 _______________

          The Notes are being offered on a continuous basis by the Company through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or the Agents, if they solicit the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."
                               ___________________

     MERRILL LYNCH & CO.                               GOLDMAN, SACHS & CO.
                               ___________________

           The date of this Prospectus Supplement is October 9, 1996.

          IN CONNECTION WITH THE OFFERING OF NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              DESCRIPTION OF NOTES

          The Notes will be issued as part of a series of Debt Securities under an Indenture, dated as of May 19, 1994, as amended by the First Supplemental Indenture thereto, dated as of October 9, 1996 (as so amended and as the same may be further amended from time to time, the "Indenture"), between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as trustee (the "Trustee"). The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which the accompanying Prospectus constitutes a part. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture or the Notes, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities issued and issuable from time to time under the Indenture and includes the Notes. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

     GENERAL

          All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. The Notes will be issued as part of an existing series of Debt Securities designated as Medium-Term Notes. As of the date of this Prospectus Supplement, the Company has issued $200,000,000 aggregate principal amount of Notes under the Indenture, $120,000,000 of which Notes were outstanding as of such date. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $500,000,000 aggregate initial offering price (or the equivalent thereof in one or more foreign or composite currencies) of Notes offered hereby. Since the Company is a holding company that conducts its operations primarily through its subsidiaries, indebtedness of the Company, including indebtedness evidenced by the Notes, will be effectively subordinated to claims of creditors of the Company's subsidiaries with respect to the assets of such subsidiaries, except to the extent that claims of the Company itself as a creditor of such subsidiaries may be recognized. In addition, dividends, loans and advances from certain subsidiaries to the Company may be restricted by net capital requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and under rules of certain regulatory bodies.

          The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (each, an "Original Issue Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Pricing Supplement. The Notes may also be issued with original issue discount ("Original Issue Discount Notes") and such Notes may or may not bear any interest.

          Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars. The Notes may also be denominated in currencies or composite currencies other than United States dollars ("Foreign Currency Notes") (the currency or composite currency in which a Note is denominated, whether United States dollars or otherwise, is herein referred to as the "Specified Currency"). See "Special Provisions and Risks Relating to Foreign Currency Notes-- Payments of Principal and Premium, if any, and Interest."

          Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency in which such Notes are denominated. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. If requested on or prior to the fifth Business Day (as defined below) preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the applicable Agent, such Agent is prepared to arrange for the conversion of United States dollars into the Specified Currency to enable the purchasers to pay for such Notes. Each such conversion will be made by such Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes. See "Special Provisions and Risks Relating to Foreign Currency Notes."

          Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

          Each Note, other than a Foreign Currency Note, will be issued in fully registered form as a Book-Entry Note or a Certificated Note in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. The authorized denominations of Foreign Currency Notes will be specified in the applicable Pricing Supplement.

          Book-Entry Notes may be transferred or exchanged only through the Depositary. See "Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than certain exchanges pursuant to the Indenture not involving any transfer).

          Payments of principal of, and premium, if any, and interest on, Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "Book-Entry Notes." In the case of Certificated Notes, payment of principal and premium, if any, due at Stated Maturity or any prior date on which the principal, or an installment of principal, of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the Holder or otherwise (the Stated Maturity or such prior date, as the case may be, is herein referred to as the "Maturity" with respect to the principal of the applicable Note payable on such date) will be made in immediately available funds upon presentation thereof at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York (or, in the case of any repayment on an Optional Repayment Date, upon presentation of such Note in accordance with the provisions described below). Payment of interest due at Maturity of each Note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest due on each Certificated Note on any Interest Payment Date (as defined below) (other than at Maturity) will be made at the office or agency of the Company referred to above maintained for such purpose or, at the option of the Company, may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 (or the equivalent thereof with respect to the Specified Currency applicable to a Foreign Currency Note) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on any Interest Payment Date (other than at Maturity) by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions and Risks Relating to Foreign Currency Notes--Payments of Principal and Premium, if any, and Interest."

          As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as hereinafter defined) of the country issuing the applicable Specified Currency (or, in the case of the European Currency Unit ("ECU"), is not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuters Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); provided further that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as defined below). "London Business Day" means (i) if the Index Currency (as defined herein) is other than ECU, any day on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuters Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated) is not a day on which payments in ECU cannot be settled in the international interbank market.

     TRANSACTION AMOUNTS

          Interest rates or yields offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any transaction. Notes with similar variable terms but different interest rates or yields, as well as Notes with different variable terms, may be offered concurrently to different investors.

     REDEMPTION AT THE OPTION OF THE COMPANY

          Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to Stated Maturity only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 (or the minimum denomination specified in such Pricing Supplement) at the applicable Redemption Price (as defined below), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing

     Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "Original Issue Discount Notes."

     REPAYMENT AT THE OPTION OF THE HOLDER

          If so specified in the applicable Pricing Supplement, the Notes will be repayable by the Company in whole or in part at the option of the Holders thereof on their respective Optional Repayment Dates specified in such Pricing Supplement. If no Optional Repayment Date is specified with respect to a Note, such Note will not be repayable at the option of the Holder thereof prior to Stated Maturity. Any repayment in part will be in increments of $1,000 (or the minimum denomination specified in the applicable Pricing Supplement) provided that any remaining principal amount of such Note will be an authorized denomination of such Note. Unless otherwise specified in the applicable Pricing Supplement, the repayment price for any Note to be repaid means 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 days prior to the date of repayment.
     Exercise of such repayment option by the Holder will be irrevocable. See also "Original Issue Discount Notes."

          Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, beneficial owners of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the applicable Participant through which they hold their beneficial interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that these items are received by the Trustee on a particular day, the beneficial owner of the Global Security or Securities representing such Book-Entry Notes must so direct the applicable Participant before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Security or Securities representing Book-Entry Notes should consult the Participants through which they own their interest therein for the respective deadlines for such Participants. All instructions given to Participants by beneficial owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, beneficial owners of the Global Security or Securities representing Book-Entry Notes shall effect delivery at the time such notices of election are given by causing the applicable Participant to transfer such beneficial owner's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. See "Book-Entry Notes."

          If applicable, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with any such repayment.

          The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

     INTEREST

          General

          Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from its Original Issue Date at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment.
     Interest will be payable in arrears on each Interest Payment Date specified in the applicable Pricing Supplement on which an installment of interest is due and payable and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date (as defined below) and the related Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

          Fixed Rate Notes

          Interest payments on Fixed Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to such Fixed Rate Note) to but excluding the related Interest Payment Date or Maturity date, as the case may be. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Payment Dates" for the Fixed Rate Notes will be April 15 and October 15 of each year and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

          If any Interest Payment Date or Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

          Floating Rate Notes

          Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date and Fixed Interest Rate, as applicable, Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, maximum interest rate and minimum interest rate, if any, and Spread and/or Spread Multiplier, if any, and if one or more of the applicable Interest Rate Bases is LIBOR, the Index Currency and the Designated LIBOR Page and if one or more of the applicable Interest Rate Bases is the CMT Rate, the Designated CMT Maturity Index and Designated CMT Telerate Page, as described below.

          The interest rate borne by the Floating Rate Notes will be determined as follows:

               (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

               (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate, and (ii) the interest rate in effect commencing on the Fixed Rate Commencement Date to Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

               (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue
          Date to the Initial Interest Reset Date will be the Initial Interest Rate.

          The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

          Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

          Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate,
     (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate, (vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be set forth in the applicable Pricing Supplement; provided, however, that the interest rate in effect on a Floating Rate Note for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate and, with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date to Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date" and the first of such for any Note the "Initial Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
     (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date to Maturity shall be the Fixed Interest Rate or, if no such Fixed Interest Rate is specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

          The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to such Interest Reset Period will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below), except that the interest rate with respect to LIBOR and the Eleventh District Cost of Funds Rate will be calculated as of such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the


     Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday; and provided further that if an auction falls on the applicable Interest Reset Date, then the Interest Reset Date will instead be the first Business Day following such auction. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

          A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

          Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, at Maturity. If any Interest Payment Date for any Floating Rate Note (other than Maturity) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest shall accrue on such payment for the period from and after Maturity to the date of such payment on the next succeeding Business Day.

          All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a Specified Currency other than United States dollars, to the nearest unit (with one-half cent or unit being rounded upward).

          Unless otherwise specified in the applicable Pricing Supplement, interest payments on Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to such Floating Rate Note) to but excluding the related Interest Payment Date or Maturity, as the case may be.

          With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, The Chase Manhattan Bank (or its successor in such capacity) will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

          CD Rate.  CD Rate Notes will bear interest at the rates
     (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in such CD Rate Notes and in the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

          CMT Rate. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any), specified in such CMT Rate Notes and in the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or any of their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

          "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

          "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

          Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or any of their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

          "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                               D x 360
         Money Market Yield = ------------ X  100
                              360 - (D x M)
     where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

          Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

          Federal Funds Rate. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or any of their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

          LIBOR. LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if
     any) specified in such LIBOR Notes and in any applicable Pricing
     Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

               (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides for only a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Reset Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

              (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center (which may include affiliates of the Agents) selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

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          "Index Currency" means the currency (including composite
     currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

          "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

          "Principal Financial Center" means the capital city of the country issuing the Specified Currency or, solely with respect to the calculation of LIBOR, the specified Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche Marks, Dutch Guilders, Italian Lire, Swiss Francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

          Prime Rate. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in such Prime Rate Notes and the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York (which may include affiliates of the Agents) selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

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          "Reuters Screen USPRIME1 Page" means the display on the Reuters
     Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

          Treasury Rate. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in the applicable Pricing Supplement.

          Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-Auction Average (Investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

     DEFEASANCE

          The Company may, at its option, elect to discharge and satisfy the entire indebtedness with respect to the Outstanding Notes ("defeasance") if the Company has (a) deposited or caused to be deposited with the Trustee, in trust for such purpose, an amount in funds or Governmental Obligations as shall be sufficient (together with the income to accrue on any such Governmental Obligations without consideration of any reinvestment thereof) to pay and discharge the principal of, premium, if any, and interest on the Outstanding Notes to the Maturity thereof as contemplated by the Indenture; (b) paid or caused to be paid all other sums payable under the Indenture with respect to the Outstanding Notes; and (c) delivered to the Trustee (i) a certificate signed by the Company's independent public accountants certifying as to the sufficiency of the amounts deposited pursuant to clause (a) above for payment of the principal of, premium, if any, and interest on the Outstanding Notes on the dates such payments are due,
     (ii) an officer's certificate of the Company and an opinion of counsel each stating that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Notes shall have occurred and all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the entire indebtedness on all Outstanding Notes shall have been complied with, and (iii) an opinion of independent counsel that the Holders of the Notes shall have no federal income tax consequences as a result of such deposit and termination, and subject to the satisfaction of certain additional conditions. Upon satisfaction of the conditions for defeasance of

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


     the Notes, the Company shall be deemed to have paid and discharged the entire indebtedness on all Outstanding Notes and shall be released from its obligations with respect to the Notes, subject to certain limited exceptions.

     SATISFACTION AND DISCHARGE

          At the option of the Company, the Indenture will cease to be of further effect with respect to the Notes (except as to, among other things, any surviving rights of registration of transfer or exchange of Notes as provided in the Indenture) when (a) either (i) all Notes theretofore authenticated and delivered (other than, among other things, (A) destroyed, lost or stolen Notes which have been replaced or paid as provided in the Indenture, and (B) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee for cancellation; or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable at their Stated Maturity within one year or, if redeemable at the option of the Company, are to be called for redemption within one year and, in each such case described in this clause (ii), the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose, money in an amount sufficient to pay and discharge the entire principal of, premium, if any, and interest on such Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Maturity thereof, as the case may be; (b) the Company has paid or caused to be paid all other sums payable by the Company under the Indenture with respect to the Outstanding Notes; and
     (c) the Company has delivered to the Trustee an officer's certificate of the Company and an opinion of counsel, each stating that all conditions precedent set forth in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.

     OTHER PROVISIONS; ADDENDA

          Any provisions with respect to the Notes, including the determination of an Interest Rate Basis, the calculation of the interest rate applicable to a Floating Rate Note, and the specification of one or more Interest Rate Bases, the Interest Payment Dates, Maturity or any other variable term relating thereto, may be modified as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

     AMORTIZING NOTES

          The Company may, from time to time, offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth in each such Note.

     ORIGINAL ISSUE DISCOUNT NOTES

          The Company may offer Notes ("Original Issue Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or

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


     acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity, as the case may be.

          Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Original Issue Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations" herein.

     INDEXED NOTES

          Notes may be issued with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency or such other price or exchange rate ("Indexed Notes"), as set forth in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the amount of principal, premium and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in such Indexed Notes will be set forth in the applicable Pricing Supplement.

          An investment in Notes indexed, as to principal, premium and/or interest, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of an Indexed Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal of and/or premium on an Indexed Note is so indexed, the amount of principal payable in respect thereof may be less than the original purchase price of such Indexed Note if allowed pursuant to the terms thereof, including the possibility that no such amount will be paid. The secondary market for Indexed

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


     Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium and/or interest payable with respect to Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Indexed Note. The credit ratings assigned to the Company's medium-term note program are a reflection of the Company's credit status, and, in no way, are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes and the suitability of Indexed Notes in light of their particular circumstances.

     BOOK-ENTRY NOTES

          The following provisions assume that the Company has established a depository arrangement with The Depository Trust Company with respect to the Book-Entry Notes. Any additional or differing terms of the depository arrangements with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

          Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same Original Issue Date, redemption provisions (if any), repayment provisions (if any), Stated Maturity and other variable terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary of such successor.

          So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the beneficial owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest in order to exercise any rights of a Holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

          Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes is exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like amount, only if (i) the Depositary is at any time unwilling, unable or ineligible

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


     to continue as Depositary and a successor depositary is not appointed by the Company within 60 days of the date the Company is so informed in writing, (ii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for Certificated Notes and executes and delivers to the Trustee a Company Order to such effect, or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the beneficial owners of the Global Security or Securities representing Book-Entry Notes as provided by the Depositary's relevant participants (as identified by the Depositary).

          The following is based on information furnished by the
     Depositary:

               The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes having the same variable terms, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue having the same variable terms exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

               The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participant"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

               Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except under the circumstances described above.

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               To facilitate subsequent transfers, all Global Securities
          representing Book-Entry Notes which are deposited with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

               Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will by governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

               Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

               Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

               Principal, premium, if any, and interest payments on the Global Securities representing the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

               In the case of any Book-Entry Notes which are subject to repayment at the option of the Holder, a Beneficial Owner shall give notice to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

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


               The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

               The Company may decide to discontinue use of system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

          The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.


         SPECIAL PROVISIONS AND RISKS RELATING TO FOREIGN CURRENCY NOTES

     GENERAL

          Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than United States dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which the particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and premium, if any, and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

          THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED OR PAYABLE IN A SPECIFIED CURRENCY OTHER THAN UNITED STATES DOLLARS, EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY NOTES. FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     EXCHANGE RATES AND EXCHANGE CONTROLS

          An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a debt security denominated in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the applicable Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on events over which the Company has no control, such as economic and political events and the supply and demand for the relevant currencies. In recent years, rates of exchange between the United States dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the

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


     term of any Foreign Currency Note. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Note, in the United States dollar-equivalent value of the principal and premium, if any, payable at Maturity of such Note, and, generally, in the United States dollar-equivalent market value of such Note.

          Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to the date on which any payment of principal of or premium, if any, or interest on a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the Specified Currency on such date. Even if there are no exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available on the applicable payment date due to other circumstances beyond the control of the Company. In that event, the Company will make the required payment in respect of such Foreign Currency Note in United States dollars on the basis of the Market Exchange Rate (as defined below). See "Payment Currency."

     GOVERNING LAW; JUDGMENTS

          The Notes will be governed by and construed in accordance with the laws of the State of New York. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the Specified Currency in which such Foreign Currency Note is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from United States dollars into the applicable Specified Currency. It is not certain, however, that a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

     PAYMENT OF PRINCIPAL AND PREMIUM, IF ANY, AND INTEREST

          Unless otherwise specified in the applicable Pricing Supplement, the Company is obligated to make payments of principal and premium, if any, and interest on Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts paid by the Company will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement into United States dollars for payment to Holders. However, unless otherwise specified in the applicable Pricing Supplement, the Holder of a Foreign Currency Note may elect to receive such payments in the applicable Specified Currency as hereinafter described.

          Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holder of such Foreign Currency Note by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

          Unless otherwise specified in the applicable Pricing Supplement, a Holder of a Foreign Currency Note may elect to receive payment of the principal of and premium, if any, and/or interest on such Note in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to Maturity, as the case may be. Such written request may be mailed or hand-delivered or sent by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the applicable Specified Currency for all such principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable Specified Currency may be made.

          Payments of the principal of and premium, if any, and interest on Foreign Currency Notes which are to be made in U.S. dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes--General." Payments of interest on Foreign Currency Notes which are to be made in the applicable Specified Currency on an Interest Payment Date (other than at Maturity) will be made by check mailed at the address of the Persons entitled thereto as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described above under "General", provided that the bank to which such transfer is to be made has appropriate facilities therefor. Payments of principal of and premium, if any, and interest on Foreign Currency Notes which are to be made in the applicable Specified Currency at Maturity will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to Maturity by the applicable Holder, provided that such bank has appropriate facilities therefor and that the applicable Note is presented at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

          Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of a Global Security or Securities representing Book-Entry Notes denominated in a Specified Currency other than United States dollars which elects to receive payments of principal, premium, if any, and interest in such Specified Currency must notify the Participant through which its interest is held on or prior to the applicable Record Date or at least fifteen calendar days prior to Maturity, as the case may be, of such Beneficial Owner's election to receive all or a portion of such payment in such Specified Currency. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to Maturity, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to Maturity, as the case may be. If complete instructions are received by the Participant and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then the Beneficial Owner will receive payments in such Specified Currency.

     PAYMENT CURRENCY

          If the applicable Specified Currency is not available for the payment of principal, premium, if any, or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement. The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfer for such Specified Currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made under such circumstances in United States dollars where the required payment is in a Specified Currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

          If payment in respect of a Foreign Currency Note is required to be made in any currency unit (e.g., ECU), and such currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, then the Company will be entitled, but not required, to make any payments in respect of such
     Note in United States dollars until such currency unit is again available. The amount of each payment in United States dollars shall be computed on the basis of the equivalent of the currency unit in United States dollars, which shall be determined by the Company or its agent on the following basis. The component currencies of the currency unit for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the currency unit as of the last day on which the currency unit was used. The equivalent of the currency unit in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

          If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

          All determinations referred to above made by the Company or its agent (including the Exchange Rate Agent) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following general discussion summarizes certain material U.S. federal income tax aspects of the acquisition, ownership and disposition of the Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the Notes by a prospective investor in light of his or her personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of Notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Notes as part of a "straddle", as part of a "hedge" against currency risk, or as part of a "conversion transaction", persons that have a "functional currency" other than the U.S.

     dollar, and investors in pass-through entities. In addition, the discussion is generally limited to the tax consequences to initial holders. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. This discussion also does not address the special rules that apply if the holder receives principal in installment payments or if the Note is called before the maturity date.

          This summary is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

          PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION TO THEIR PARTICULAR SITUATIONS. ADDITIONAL U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO PARTICULAR NOTES MAY BE SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT.

          Special considerations relevant to the U.S. federal income taxation of payments on Notes denominated in a Specified Currency other than the U.S. dollar or indexed to changes in exchange rates ("Foreign Currency Notes") are discussed separately below under the heading "Foreign Currency Notes". Special considerations relevant to the U.S. Federal income taxation of payments on Notes the interest or principal of which is indexed to property other than foreign currency and which is not a variable rate debt instrument (discussed under the heading "Variable Rate Notes") are discussed separately below under the heading "Indexed Notes." In addition, the following discussion assumes the Notes will be issued in registered form. If the Company issues bearer Notes, the Company will describe the tax consequences of such issuance in the applicable Pricing Supplement. This discussion also does not consider holders of interests in pass-through entities that hold the Notes. The discussion below also assumes that the Notes will be treated as debt for U.S. federal income tax purposes.
     However, it is possible that some contingent payment arrangements would not be treated as debt for U.S. federal income tax purposes. Holders should consult their own tax advisors with respect to whether any contingent payment obligations are debt.

     U.S. HOLDERS

          The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source ("U.S. Holder"). Certain aspects of U.S. federal income tax relevant to a holder other than a U.S. Holder (a "Non-U.S. Holder") are discussed separately below.

          Stated Interest; Original Issue Discount

          Except as set forth below, interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes. U.S. Holders of Notes that bear original issue discount ("OID") and that mature more than one year from the date of issuance will be generally required to include OID in income as it accrues in advance of the receipt of cash attributable to such income, whether such Holder uses the cash or accrual method of accounting. On February 2, 1994, the Internal Revenue Service (the "Service") issued final OID regulations (the "OID Regulations"). On June 11, 1996, the IRS issued additional final regulations that contain an anti-abuse rule which provides that, if a principal purpose in structuring a debt instrument or engaging in a transaction is to achieve a result that is unreasonable in light of the applicable statutes, the Commissioner of Internal Revenue can apply or depart from the regulations as necessary or appropriate to achieve a reasonable result. Although the Company does not believe that the Notes will be structured with such a principal purpose, there can be no assurance that the Service will agree with such position.

          Subject to a statutory de minimis exception, the amount of OID, if any, on a Note is the excess of its "stated redemption price at maturity" over its "issue price". For this purpose, de minimis OID is OID that is less than 1/4 of 1 per cent of the stated redemption price at maturity multiplied by the number of complete years to its maturity from the issue date. If the amount of OID is de minimis, it is deemed to be zero.

          Generally, the issue price of a Note will be the initial offering price to the public. A U.S. Holder may elect in certain circumstances to decrease the issue price and the stated redemption price at maturity by the amount of pre-issuance accrued interest and offset such pre-issuance accrued interest against an equal amount of stated interest payable on the first interest payment date.

          A Note's stated redemption price at maturity includes all payments required to be made over the term of the Note other than the payment of "qualified stated interest," which is defined as interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate, or in the circumstances described below, a qualified floating rate or objective rate on a variable rate debt instrument. If a debt instrument provides for alternate payment schedules upon the occurrence of one or more contingencies, the yield and maturity of the debt instrument are computed based on a single payment schedule, if based on all the facts and circumstances, that schedule is significantly more likely than not to occur. This rule only applies if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date. If no one payment schedule is significantly more likely than not to occur, the rules for contingent payment debt obligations described below under the heading "Indexed Notes" will apply. However, if a debt instrument provides for one or more alternative payment schedules, but all possible payment schedules under the terms of the instrument result in the same fixed yield, that yield is the yield of the instrument.

          Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment within a reasonable grace
     period) or nonpayment a remote contingency.   Interest is payable at a
     single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments. Thus, if the interval between payments varies during the term of the instrument, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval preceding the payment.

          A U.S. Holder (whether on the cash or accrual method of accounting) must include in income for the taxable year the sum of the daily portions of OID for each day of the taxable year in which the U.S. Holder held the Note. The daily portions of OID are determined by determining the OID attributable to each accrual period and allocating a ratable portion of such amount to each day in the accrual period. The accrual period may be any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal and interest occurs on the final day of an accrual period or on the first day of an accrual period. In general, OID allocable to an accrual period equals the product of (i) the adjusted issue price at the beginning of the accrual period (i.e., the original issue price plus previously accrued OID minus previous payments other than payments of qualified stated interest) multiplied by the original yield to maturity of the Note (determined on the basis of compounding at the end of each accrual period) minus (ii) the amount of qualified stated interest allocable to the accrual period.

          The OID Regulations provide special rules for determining the amount of OID allocable to a period when there is unpaid qualified stated interest, for short initial accrual periods and final accrual periods, and for

     determining the yield to maturity for debt instruments subject to certain contingencies as to the timing of payments, including debt instruments that provide for options to accelerate or defer any payments, and debt instruments with indefinite maturities. For example, the maturity date and yield will be determined to take into account options to accelerate or defer any payments. In the case of such options held by an issuer, the options will be deemed exercised or not in a manner that minimizes the yield on the instrument, while in the case of such options held by holders, the options will be deemed exercised or not in a manner that maximizes yield. Under the OID Regulations, an option to convert debt into stock of the issuer or into stock or debt of certain related parties or to cash or other property in an amount equal to the approximate value of such stock or debt are disregarded in determining OID. Under the Code and the OID Regulations, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

          Variable Rate Notes

          The OID Regulations contain special rules for determining the accrual of OID and the amount of qualified stated interest on a "variable rate debt instrument." For purposes of these regulations, a "variable rate debt instrument" is a debt instrument that: (1) has an issue price that does not exceed total non-contingent principal payments by more than a specified amount; (2) provides for stated interest (compounded or paid at least annually) at (a) one or more "qualified floating rates", (b) a single fixed rate and one or more qualified floating rates, (c) a single "objective rate", or (d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate"; (3) provides that a qualified floating rate or objective rate in effect at any time during the term of the instrument is set at a current value of that rate; and (4) except as permitted in clause (1), does not provide for any principal payments that are contingent.

          For purposes of determining if a Note is a variable rate debt instrument, a floating rate is a "qualified floating rate" if variations in the rate can reasonably be expected to measure contemporaneous variations in the costs of newly borrowed funds in the currency in which the debt instrument is denominated. A multiple of a qualified floating rate is generally not a qualified floating rate, unless it is either (a) a product of a qualified rate times a fixed multiple greater than .65 but not more than 1.35 or (b) a multiple of the type described in (a) increased or decreased by a fixed rate. If a debt instrument provides for two or more qualified floating rates that can reasonably be expected to have approximately the same value throughout the term of the instrument, the debt instrument will be considered to provide for a single qualified rate. Two or more such rates will be considered to have approximately the same value throughout the term of the instrument if the values of the rates on the date of issuance are within 25 basis points of each other.

          An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information, including, for example, a rate based on one or more qualified floating rates or a rate based on the yield of actively traded personal property (within the meaning of Section 1092(d)(2) of the Code). The rate, however, must not be based on information that is within the control of the issuer (or a related party) or that is, in general, unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock. In addition, the Service may designate other variable rates as objective rates. Restrictions on a minimum interest rate ("floor") or maximum interest rate ("cap"), or the amount of increase or decrease in the stated interest rate ("governor") generally will not result in the rate failing to be treated as a qualified floating rate or an objective rate if the restriction is fixed throughout the term of the instrument and the cap, floor, or governor is not reasonably expected to offset the yield significantly as of the date of issuance. However, a rate is not an objective rate if it is reasonably expected that an average value of such rate of interest over the first half of the instrument's term will be either significantly less or more than the average value of the rate during the final half of the instrument's term (i.e., if there is a significant front loading or back loading of interest).


          A "qualified inverse floating rate" is a rate that is equal to a fixed rate minus a qualified floating rate if variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds (disregarding any cap, floor or governor).

          Under the OID Regulations, for purposes of determining the amount and accrual of OID and qualified stated interest, a debt instrument providing for a qualified floating rate or qualified inverse floating rate is converted to an equivalent fixed rate debt instrument by assuming that each qualified floating rate, or qualified inverse floating rate, respectively, will remain at its value as of the issue date. A debt instrument providing for an objective rate (other than a qualified inverse floating rate) is converted to an equivalent fixed rate debt instrument by assuming that the objective rate will equal a fixed rate that reflects the yield that is reasonably expected for the instrument. The rules applicable to fixed rate debt instruments are then applied to determine the qualified stated interest payments and OID accruals on the equivalent fixed rate debt instrument.
     Appropriate adjustments are made to the extent the interest or OID actually accrued or paid differs from that assumed on the equivalent fixed rate debt instrument.

          Elections to Treat All Interest as OID

          Under the OID Regulations, a U.S. Holder may elect to account for all income on a Note (other than foreign currency gain or loss), including stated interest, OID, de minimis OID, market discount, de minimis market discount, amortizable bond premium, acquisition premium or market discount in the same manner as OID. The election is made in the year of acquisition of the Note and such election is irrevocable without the consent of the Commissioner of Internal Revenue. If this election is made, the U.S. Holder may be subject to the conformity requirements of Section 171(c) or 1278(b) of the Code, which may require the amortization of bond premium and the accrual of market discount on other debt instruments held by the same U.S. Holder.

          Short-Term Notes

          In general, an individual or other cash method U.S. Holder of a Note that has an original maturity of not more than one year from the date of issuance (a "short-term Note") is not required to accrue OID unless he or she elects to do so. Such an election applies to all short-term Notes acquired by the U.S. Holder during the first taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder unless the Service consents to a revocation. U.S. Holders who report income for federal income tax purposes on the accrual method and certain other U.S. Holders and electing cash method U.S. Holders are required to include OID on such short-term Notes on a straight-line basis, unless an irrevocable election with respect to any short-term Note is made to accrue the OID according to a constant interest rate based on daily compounding. In the case of a U.S. Holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to the constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing U.S. Holders who are not subject to the current inclusion requirement described above will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such short-term Notes in an amount not exceeding the deferred income until such income is released.

          Market Discount

          If a Note (other than a short-term Note described above) is acquired at a "market discount," some or all of any gain realized upon a sale or other disposition, or payment at maturity, or some or all of a partial principal payment of such Note may be treated as ordinary income, as described below. For this purpose,

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     "market discount" is the excess (if any) of the stated redemption price at maturity over the purchase price, subject to a statutory de minimis exception. In the case of a Note issued with OID, in lieu of using stated redemption price at maturity, the revised issue price (i.e., the sum of the issue price and the aggregate amount of OID included in the gross income of all holders for periods before the acquisition, less payments made on the Note other than qualified stated interest) is used. Unless a U.S. Holder has elected to include the market discount in income as it accrues, any gain realized on any subsequent disposition of such Note (other than in connection with certain non-recognition transactions), payment at maturity, or partial principal payment with respect to such Note will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such Note was held.

          The amount of market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the Note was held by a U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the Note up to and including the date of its maturity or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any Note, and such election is irrevocable.

          In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of such Note acquired at a market discount may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all Notes and other obligations of the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder, unless the Service consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the Note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

          If the U.S. Holder makes the election to treat as OID all interest on a debt instrument that has market discount, the U.S. Holder is deemed to have made the election to accrue currently market discount on all other debt instruments with market discount. In addition, if the U.S. Holder has previously made the election to accrue market discount currently, the conformity requirements of that election are met for debt instruments with respect to which the U.S. Holder elects to treat all interest as OID.

          Unless a U.S. Holder who acquires a Note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such Note in an amount not exceeding the deferred income until such income is realized.

          Premium

          If a subsequent U.S. Holder purchases a Note issued with OID at an "acquisition premium," the U.S. Holder reduces the amount of OID includible in income in each taxable year by that portion of acquisition premium allocable to that year. A Note is purchased at an "acquisition premium" if, immediately after the purchase, the purchaser's adjusted basis in the Note is greater than the adjusted issue price but not greater than all amounts payable on the instrument after the purchase date (other than qualified stated interest) (i.e., the Note is not purchased at a "bond premium"). In general, the reduction in OID allocable to acquisition premium is determined by multiplying the daily portion of OID by a fraction the numerator of which is the excess of the U.S. Holder's adjusted basis in the Note immediately after the acquisition over the adjusted issue price of the Note and the denominator of which is the excess of the sum of all amounts payable on the Note after the

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     purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price. Rather than apply the above fraction, the U.S. Holder may, as discussed above, elect to treat all interest as OID and such U.S. Holder would treat the purchase at an acquisition premium as a purchase at original issuance and calculate OID accruals on a constant yield to maturity basis.

          If a U.S. Holder purchases a Note and immediately after the purchase the adjusted basis of the Note exceeds the sum of all amounts payable on the instrument after the purchase date, other than qualified stated interest, the Note has "bond premium". Proposed regulations issued on June 11, 1996 and generally proposed to be effective 60 days after the final regulations are published, contain special rules for determining adjusted basis for this purpose. For example, under the proposed regulations, a U.S. Holder's basis in a convertible bond is reduced by the value of the conversion option. A U.S. Holder that purchases a Note at a bond premium is not required to include OID in income. In addition, a U.S. Holder may elect to amortize such bond premium over the remaining term of such Note (or, in certain circumstances, until an earlier call date). Under proposed regulations, that election must be made with a timely filed federal income tax return for the first taxable year to which the U.S. Holder wishes the election to apply.

          If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the Note's yield to maturity. Proposed regulations provide that if the bond premium allocable to an accrual period is in excess of qualified stated interest allocable to that period, such premium is carried to the next accrual period and offsets qualified stated interest in such period. Proposed regulations also contain rules for determining bond premiums on variable rate debt instruments and for bonds with alternative payment schedules that are not treated as contingent payment obligations. If an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale or other disposition or payment of the principal amount of the Note.

          An election to amortize premium will apply to amortizable bond premium on all Notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the Service. The election to treat all interest, including for this purpose amortizable premium, as OID is deemed to be an election to amortize premium under Section 171(c) of the Code for purposes of the conformity requirements of that section. In addition, if the U.S. Holder has already made an election to amortize premium, the conformity requirements will be deemed satisfied with respect to any Notes for which the U.S. Holder makes an election to treat all interest as OID.

          Sale, Exchange, Redemption or Repayment of the Notes

          Upon the disposition of a Note by sale, exchange, redemption or repayment, the U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in a Note generally will equal the cost of the Note (net of accrued interest) to the U.S. Holder increased by amounts includible in income as OID or market discount (if the holder elects to include market discount on a current basis) and reduced by any amortized premium and any payments other than payments of qualified stated interest (or fixed periodic interest) made on such Note.

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          Because the Note is held as a capital asset, such gain or loss
     (except to the extent that the market discount rule or rules relating to certain short term OID notes otherwise provide) will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such Note for longer than one year. In certain circumstances, if an issuer were found to have an intention, at the time its debt obligations were issued, to call such obligations before maturity, gain would be ordinary income to the extent of any unamortized OID. The OID Regulations clarify that this rule will not apply to publicly offered debt instruments.

          Foreign Currency Notes

          The following discussion applies to Foreign Currency Notes, if such Notes are not denominated in or indexed to a currency that is considered a "hyperinflationary" currency. Special U.S. tax considerations apply to obligations denominated in or indexed to a hyperinflationary currency. Special U.S. tax considerations applicable to "dual currency" Notes will be discussed in the applicable Pricing Supplement.

          In general, a U.S. Holder that uses the cash method of accounting and holds a Foreign Currency Note will be required to include in income the U.S. dollar value of the amount of interest income received whether or not the payment is received in U.S. dollars or converted into U.S. dollars. The U.S. dollar value of the amount of interest received is the amount of foreign currency interest paid translated at the spot rate on the date of receipt. The U.S Holder will not have exchange gain or loss on the interest payment but may have exchange gain or loss when it disposes of any foreign currency received.

          A U.S. Holder on the accrual method of accounting is generally required to include in income the U.S. dollar value of interest accrued during the accrual period. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, the U.S. dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by the U.S. Holder. Under the second method, a U.S. Holder can elect to accrue interest at the spot rate on the last day of an interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or if the last day of an interest accrual period is within five business days of the receipt, the spot rate on the date of receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired and will be irrevocable without the consent of the Service. An accrual basis U.S. Holder will recognize exchange gain or loss, as the case may be, on the receipt of a foreign currency interest payment if the exchange rate on the date payment is received differs from the rate applicable to the previous accrual of interest income. The foreign currency gain or loss will generally be treated as U.S. source ordinary income or loss.

          Original issue discount on a Note denominated in a foreign currency is determined in foreign currency and is translated into U.S. dollars in the same manner that an accrual basis U.S. Holder accrues stated interest. Exchange gain or loss will be determined when OID is considered paid to the extent the exchange rate on the date of payment differs from the exchange rate at which the OID was accrued.

          The amount of market discount on a Foreign Currency Note includible in income will generally be determined by computing the market discount in foreign currency and translating that amount into U.S. dollars on the spot rate on the date the Foreign Currency Note is retired or otherwise disposed of. If the U.S. Holder accrues market discount currently, the amount of market discount which accrues during any accrual period is

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     determined in the foreign currency and translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. Exchange gain or loss may be recognized to the extent that the rate of exchange on the date of the retirement or disposition of the Note differs from the rate of exchange at which the market discount was accrued.

          Amortizable premium on a Foreign Currency Note is also computed in units of foreign currency and, if the U.S. Holder elects, will reduce interest income in units of foreign currency. At the time amortized bond premium offsets interest income (i.e., the last day of the tax year in which the election is made and the last day of each subsequent tax year), exchange gain or loss with respect to amortized bond premium is recognized measured by the difference between exchange rates at that time and at the time of the acquisition of the Note.

          With respect to the sale, exchange, retirement or repayment of a Note denominated in a foreign currency, the foreign currency amount realized will be considered to be the payment of accrued but unpaid interest (on which exchange gain or loss is recognized as described above), accrued but unpaid original issue discount (on which exchange gain or loss is recognized as described above), and finally as a payment of principal. With respect to such payment of principal (i) gain or loss is computed in the foreign currency and translated on the date of retirement or disposition and (ii) exchange gain or loss is separately computed on the foreign currency amount of principal (purchase price reduced by amortizable premium) that is repaid to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date the Note was acquired, or deemed acquired. Exchange gain or loss computed on accrued interest, OID, market discount and principal shall be recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a U.S. Holder's tax basis in the Note will generally equal the U.S. dollar cost of the Note increased by the U.S. dollar amounts includible in income as accrued interest, OID, or market discount (if the Holder elects to include such market discount on a current basis) and reduced by the U.S. dollar amount of amortized premium and of any payments other than payments of qualified stated interest.

          In the case of a Note denominated in a foreign currency, the cost of the Note to the U.S. Holder will be the dollar value of the foreign currency purchase price translated at the spot rate for the date of purchase (or, in some cases, the settlement date). The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a Foreign Currency Note generally will not result in a taxable gain or loss for a U.S. Holder. A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such currency on the date of receipt.

          Indexed Notes

          Under final regulations issued on June 11, 1996 ("the Contingent Debt Regulations") and generally effective for debt instruments issued on or after August 13, 1996, certain debt instruments calling for one or more contingent payments are subject to the special rules described below.

          In general, under the Contingent Debt Regulations, the amount of interest that is taken into account for each accrual period is computed by determining a yield for the debt instrument as described below, and constructing a projected payment schedule for the debt instrument that produces that yield and applying rules similar to those for accruing OID on a non-contingent debt instrument. The issuer's projected payment schedule must be used to determine the holder's interest accruals and adjustments, unless the issuer does not create a payment schedule or the holder determines that the issuer's projected payment schedule is unreasonable, in which case the holder must disclose its own schedule and the reason why it is not using the issuer's projected payment schedule.

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          In general, under the contingent bond method, the yield on a contingent bond is determined by reference to the comparable yield at which the issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent debt instrument, including the level of subordination, term, timing of payments, and general market conditions. If a hedge is available and the combined cash flows of the hedge and the non-contingent payments would permit the calculation of a yield to maturity such that the debt instrument and the hedge could be integrated into a synthetic fixed-rate instrument, the comparable yield is the yield that the synthetic fixed rate instrument would have. However, in the event a substantial part of the issue is being marketed to persons for whom the inclusion of interest is not expected to have a substantial effect on their U.S. tax liability and the instrument provides for a non-market based projected payment schedule, the yield of the contingent payment debt instruments is deemed to be the applicable federal rate ("AFR").

          Under the Contingent Debt Regulations, if the actual contingent payments made on a debt instrument in a taxable year differs from the projected contingent payments, adjustments must be made for such differences. A positive adjustment, i.e. the amount by which an actual payment exceeds a projected payment, is treated as additional interest. A negative adjustment first reduces the amount of the interest required to be accrued in a current year. Any excess is treated as an ordinary loss to the U.S. Holder to the extent interest accruals exceeded negative adjustments in prior years. Any negative adjustment in excess of those amounts is carried over to a subsequent year and will reduce the amount that would otherwise accrue in such subsequent year on the amount realized on disposition of the debt instrument.

          A U.S. Holder's basis in a contingent debt obligation is increased by the portion of the projected contingent payment accrued by the holder under the projected payment schedule and determined without regard to adjustments made to reflect differences between actual and projected payments, and reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously made. Gain on the sale, exchange, or retirement of a contingent payment debt obligation generally would be treated as ordinary income. Losses, on the other hand, would be treated as ordinary only to the extent of the U.S. Holder's prior net interest inclusions (reduced by the total net negative adjustments previously allowed to the U.S. Holder as an ordinary loss) and capital to the extent in excess thereof.

          The Contingent Debt Regulations do not apply to variable rate debt instruments, certain debt instruments that provide for alternative payment schedules, REMIC interests and certain other debt instruments that are subject to prepayment, or a debt instrument that provides for payments denominated in, or determined by reference to, a nonfunctional currency that is subject to Section 988 of the Code. Special rules are provided in the Contingent Debt Regulations for accounting for market discount and premium on contingent notes.

          Extendible Notes

          A Note may provide the Company with an option to extend the maturity of a Note on its maturity date and, in connection therewith, to reset the interest rate and establish new interest reset dates, new interest payment dates and new provisions for redemption or optional repayment.

          Although there is no specific authority on this issue dealing with instruments substantially similar to the Notes, the extension of the maturity date of an outstanding Note may be considered to be an exchange on the maturity date of the original Note (the "Original Note") for a new Note (the "New Note"), in what generally will be treated as a taxable sale, exchange or redemption, as described above.

          The consequences to the U.S. Holder of treating the extension of a maturity date or a change in the terms of the Notes as a sale or exchange of the Original Note for New Note will depend upon the facts and

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     circumstances including, for example, whether the Note is a "security"
     for tax purposes, whether the Note is publicly traded, whether Section 368(a)(1)(E) of the Code applies to the exchange, and whether the fair market value of the Note is less than par (or, if issued at OID, less than the adjusted issue price).

          The Service has issued final regulations that are intended to be effective with respect to modifications made on or after September 24, 1996. These regulations provide guidance as to when a significant modification of a debt instrument is considered to be a deemed exchange. Under the final regulations, a "modification" is any alteration of a legal right of the issuer or a holder that does not occur by operation of the original terms of the instrument. In addition, certain alterations are modifications even if they occur by operation of the original terms of the instrument. For example, any substitution of an obligor, addition or deletion of a co-obligor or a change (in whole or in part) in the recourse nature of the instrument is a modification. In addition, any alteration that results in an instrument or property right that is not debt is a modification unless it occurs pursuant to a holder's option under the terms of the instrument to convert the debt into issuer equity. Furthermore, an alteration that results from the exercise of an option provided to an issuer or holder is a modification unless the option is unilateral and, in the case of a holder, the exercise of the option does not result (or in the case of a variable or contingent payment is not reasonably expected to result) in a deferral or a reduction in any scheduled payment of interest or principal.

          The regulations also provide rules for purposes of determining when a modification is significant. In general, a modification is significant if, based on all facts and circumstances, the legal rights and obligations changed, and the degree to which they are being changed, are economically significant. The regulations provide that a change in the yield of a fixed rate instrument is a significant modification if the yield varies from the annual yield by more than 1/4 of one percent or 5 percent of the original annual yield. In the case of variable rate instruments, the above rule applies by deeming the annual yield of the variable rate instrument to equal the annual yield of an equivalent fixed rate instrument. Whether the change in the yield of a contingent payment debt obligation is significant is determined under the general rules. An extension of final maturity is not a significant modification if it does not extend maturity longer than the lesser of five years or 50% of the original term of the instrument.

          Under the OID Regulations, the Company's right to extend the maturity on a Note may impact the Note's yield to maturity for purposes of calculating the amount of OID on a Note. For example, if the Note's yield to maturity (taking into account the extension) would be less than such yield (absent the extension), OID would be accrued assuming that the Note were extended.

          Backup Withholding

          A U.S. Holder of a Note may be subject to U.S. backup withholding at the rate of 31% with respect to interest paid on the Note, unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. U.S. Holders of Notes should consult their tax advisors as to their qualification for exemption from U.S. backup withholding and the procedure for obtaining such an exemption. Any amount paid as backup withholding will be creditable against the U.S. Holder's federal income tax liability.

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     NON-U.S. HOLDERS

          The following is a summary of certain material United States federal income tax consequences of the ownership and disposition of the Notes by Non-U.S. Holders. This discussion does not deal with all aspects of United States federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the Notes by such Non-U.S. Holder in light of his or her personal circumstances.

          For purposes of the following discussion, interest (including
     OID) and gain on the sale, exchange or other disposition of the Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or to a fixed base) in the United States.

          Interest and Original Issue Discount

          Subject to the discussion below on backup withholding, generally any interest or OID paid to a Non-U.S. Holder of a Note that is not "U.S. trade or business income" will not be subject to United States tax if the interest (or OID) qualifies as "portfolio interest." Generally (subject to the discussion below on Indexed Notes) interest will qualify as "portfolio interest" if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address, and (iii) the Non-U.S. Holder is not a bank that is receiving the interest (or OID) on a loan made in the ordinary course of its trade of business.

          The gross amount of payments to a Non-U.S. Holder of interest or OID that does not qualify for the portfolio interest exception and that is not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30% unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224, or such successor form as may be required, prior to the payment of interest or OID. The Forms 1001 and 4224 must be periodically updated. Proposed regulation generally proposed to be effective for payments after December 31, 1997 change the rules relating to the requirements for claiming exemption from withholding and may require residents of treaty countries to obtain certification from their country of residence concerning their entitlement to treaty benefits.

          Indexed Notes

          The Service has stated that it is considering various issues relating to the treatment of Non-U.S. Holders of contingent payment debt obligations, including "the possibility of tax avoidance that may arise when a contingent payment debt obligation is structured with payments that approximate the yield on an equity security or an index and the proper characterization of gain recognized by a foreign holder on the disposition of a debt instrument in certain cases" (including coordination with the rules for taxation of foreign investment in U.S. real property). Subject to certain exceptions, the Code provides that the portfolio interest exception from withholding tax does not apply to certain payments of contingent interest if: (1) the amount of interest is determined by reference to (i) receipts, sales or other cash flows of the Company or a related person, (ii) any income or profits of the Company or a related person, (iii) any change in the value of any property of the Company or a related person, or (iv) any dividend, partnership distributions, or similar payments made by the Company or a related person; or (2) the interest is identified in regulations not yet issued as contingent interest for which the portfolio interest exception should be denied. As discussed above, gain from the sale of certain contingent payment debt obligations is also treated as interest under the Contingent Debt Regulations.

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          Sale of Notes

          Except as described below and subject to the discussion concerning backup withholding and Indexed Notes, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, or repayment of a Note generally will not be subject to U.S. federal income tax, unless
     (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

          United States Federal Estate Tax

          Except with respect to certain Notes that bear contingent interest or that otherwise, as described above, are not eligible for the portfolio interest exception, Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to United States federal estate tax provided that the interest on such Notes would be exempt as portfolio interest when received by the Non-U.S. Holder at the time of his or her death.

          Information Reporting and Backup Withholding

          The Company must report annually to the Service and to each Non-U.S. Holder any interest and original issue discount that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

          The United States backup withholding tax (in general, a tax imposed at the rate of 31% on payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to payments of interest (or
     OID) that qualify as portfolio interest as described above (provided that the Company has no actual knowledge that the holder is a U.S. person).

          The payment of the proceeds from the disposition of Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding if the broker is not a "U.S. related person."

          In the case of the payment of proceeds from the disposition of Notes through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person," regulations require information reporting on the payment, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

          Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S Holder's United States federal income tax liability, provided that certain required information is furnished to the Service.

                              PLAN OF DISTRIBUTION

          The Notes are being offered on a continuous basis for sale by the Company, through the Agents, who may purchase the Notes, as principal, from the Company from time to time, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by each Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to the Agents, ranging from .125% to .875% of the principal amount of each Note, depending upon its stated maturity, sold through the Agents. Commissions with respect to Notes with stated maturities in excess of 40 years that are sold through the Agents will be negotiated between the Company and the Agents at the time of such sale.

          The Agents may sell Notes they have purchased from the Company as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from the Company to such dealers, and the Company may allow, and such dealers may reallow, a discount on sales to other dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the allowance and the discount may be changed.

          The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part (whether placed directly with the Company or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

          Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the applicable Specified Currency in The City of New York on the date of settlement. See "Description of Notes--General."

          Upon issuance, the Notes will not have an established trading market. Unless otherwise specified, the Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

          The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities (including liabilities under the Securities Act), or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain other expenses.

          Concurrently with the offering of Notes described herein, the Company may issue other Debt Securities described in the accompanying Prospectus pursuant to the Indenture, which would reduce the aggregate initial offering price of the Notes offered hereby.

     PROSPECTUS

                                  $500,000,000


                            FRANKLIN RESOURCES, INC.


                                 DEBT SECURITIES

          Franklin Resources, Inc. (the "Company") may, from time to time, offer or solicit offers to purchase its unsecured debt securities (the "Debt Securities") in an aggregate principal amount (or net proceeds in the case of securities issued at an original issue discount) not to exceed $500,000,000 or, if applicable, the equivalent thereof in one or more foreign or composite currencies. The Debt Securities may be offered in one or more series with the same or various maturities on terms to be determined at the time of sale.

          The specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, rate or rates (which may be fixed or variable), and time of payment of any interest, any terms for mandatory or optional redemption (including any sinking fund), any listing on a securities exchange and any other specific terms of the Debt Securities in respect of which this Prospectus is being delivered, together with the terms of offering of such Debt Securities, will be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement") and one or more pricing supplements (each, a "Pricing Supplement") accompanying this Prospectus. The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax, accounting and other considerations relating to the Debt Securities covered by it. As used herein, Debt Securities shall include debt securities denominated in United States dollars or, if so specified in an applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index. See "Description of Debt Securities."
                              ____________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT
                        HERETO. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

          The Debt Securities may be offered through underwriters, agents or dealers, or directly to purchasers by the Company or subsidiaries of the Company. Such underwriters, agents or dealers may include, and may include a group of underwriters managed by one or both of, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. If an underwriter, agent or dealer is involved in the offering of any Debt Securities, the underwriter's discount, agent's commission or dealer's purchase price will be described in an applicable Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of the offered Debt Securities less such discount in the case of an underwriter, the purchase price of the offered Debt Securities less such commission in the case of an agent or the purchase price of the offered Debt Securities in the case of a dealer, and less, in each case, the other expenses of the Company associated with the issuance and distribution of such Debt Securities. See "Plan of Distribution."

                              ____________________

           THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT
            SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT
                              ____________________


                 The date of this Prospectus is October 9, 1996.

          IN CONNECTION WITH THE OFFERING OF DEBT SECURITIES HEREUNDER, THE UNDERWRITERS, IF ANY, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              --------------------
          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              --------------------


                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Incorporated, 115 Sansome Street, Suite 1104, San Francisco, California 94104.

          This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents have been filed by the Company with the Commission and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1995,

     March 31, 1996 and June 30, 1996, and (iii) Current Reports on Form 8-K and 8-K/A filed by the Company on October 27, 1995, January 26, 1996, April 26, 1996, June 25, 1996, June 26, 1996, July 26, 1996 and
     August 30, 1996.

          All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Debt Securities, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

          The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents described above other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to:
     Leslie M. Kratter, Vice President, Franklin Resources, Inc., 777 Mariners Island Boulevard, San Mateo, California 94404; telephone number (415) 312-3000.

                           FORWARD-LOOKING STATEMENTS

          Certain statements set forth or incorporated by reference in this Prospectus and any Supplement hereto may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and reference is made to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995, incorporated herein by reference, for a summary of certain cautionary statements and risk factors to be considered in connection with such forward-looking statements.


                              --------------------

                                   THE COMPANY

          The Company is a diversified financial services holding company which, primarily through its various domestic and international subsidiaries, principally provides investment management, financial advisory and related services to open end investment companies (mutual funds), closed end investment companies, international equivalents of open and closed end investment companies, private accounts, qualified retirement plans and private trusts. The Company also provides advisory services to and sponsors and manages public and private real estate programs, offers consumer banking services, insured deposits, auto loans and credit cards and provides custodial, trustee and fiduciary services to IRA and Keogh plans and to qualified retirement plans and private trusts.

          The wide range of financial services offered by the Company gives both domestic and international institutional and individual investors a variety of investment alternatives designed to meet varying investment objectives, affording customers the opportunity both to allocate and to modify their investment resources among investment products as changing economic and market conditions warrant.

          The Company's principal office is located at 777 Mariners Island Boulevard, San Mateo, California 94404 and its telephone number is
     (415) 312-3000.

          The Company was incorporated under the laws of the State of Delaware in November 1969, and is the successor by merger to businesses previously conducted since 1947.

                                 USE OF PROCEEDS

          Unless otherwise specified in the applicable Prospectus
     Supplement or Pricing Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities:

          (a) to provide a source for a portion of the financing of the acquisition of certain assets of Heine Securities Corporation ("HSC") pursuant to that certain Agreement to Merge the Businesses of HSC, Franklin Mutual Advisers, Inc. (a wholly-owned subsidiary of the Company formerly known as Elmore Securities Corporation) and the Company, dated as of June 25, 1996, as amended, as more particularly described in the Company's Current Report on Form 8-K/A filed June 26, 1996 and Current Report on Form 8-K filed August 30, 1996, which descriptions and the financial information with respect to the HSC acquisition set forth therein are incorporated herein by reference. The Company anticipates that the aggregate purchase price of the HSC acquisition will be financed with a combination of the Company's available cash, shares of the Company's common stock, and one or more sources of third-party financing including, without limitation, sales of Debt Securities. In addition, the Company may from time to time evaluate the possibility of acquiring other businesses providing financial services and products similar to those provided by the Company and its subsidiaries. If such businesses were to be acquired, the Company may use the net proceeds from the sale of Debt Securities to finance all or a portion of such acquisitions;

          (b) to repay (i) outstanding medium term notes and short-term unsecured notes previously issued by the Company and (ii) other indebtedness of the Company; and

          (c) to add to working capital, to invest in or extend credit to subsidiaries, and for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

          The ratio of earnings to fixed charges was (i) 11.5, 11.4, 9.2,
     43.0 and 64.3 for the fiscal years ended September 30, 1995, 1994, 1993, 1992 and 1991, respectively, and (ii) 13.1 for the nine months ended June 30, 1996. These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and one-third of rental expenses (the approximate portion of rental expense representing interest).

                         DESCRIPTION OF DEBT SECURITIES

          The Debt Securities will be issued under an Indenture (the "Indenture"), dated as of May 19, 1994, as amended from time to time, between the Company and The Chase Manhattan Bank (formerly Chemical
     Bank), as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, it is intended that such Sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in these summaries) shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

          The Company is a holding company whose assets consist principally of the stock in its subsidiaries. Therefore, its rights and the rights of its creditors, including the holders of Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization or otherwise will be subject to the prior claims of the subsidiary's creditors, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries to the Company may be restricted by net capital requirements under the Exchange Act and under rules of certain regulatory bodies.

     GENERAL

          The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company. Neither the Indenture nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities which may be issued by the Company or any of its subsidiaries. The Debt Securities will rank on a parity with all other unsecured unsubordinated indebtedness of the Company.

          Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which such Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined; (6) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (7) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking and/or purchase funds; (8) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holders thereof and the other detailed terms and provisions of such optional redemption; (9) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (10) the denomination or denominations in which such Debt Securities are authorized to be issued; (11) whether such Debt Securities will be issued in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (12) information with respect to book-entry procedures; (13) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (14) each office or agency where, subject to the terms of the Indenture, such Debt Securities may be presented for registration of transfer or exchange; (15) the currencies or currency units in which such Debt Securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of such Debt Securities will be payable; (16) whether the amount of payments of principal of, premium and interest, if any, on, and additional amounts, if any, in respect of such Debt Securities may be determined with reference to an index, formula or other method or methods (which index, formula or method or methods may, but need not, be based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (17) whether the Company or a holder may elect payment of the principal of, premium or interest, if any, on, and additional amounts, if any, in respect of such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable; (18) if other than the Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent; (19) if applicable, the defeasance of certain obligations by the Company pertaining to Debt Securities of the series; (20) the person to whom any interest on any registered Debt Security of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture; (21) whether and under what circumstances the Company will pay additional amounts as contemplated by Section 1004 of the Indenture (the term "interest," as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (22) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to any of such Debt Securities; and (23) any other terms of the series.

          Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

          The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for information with respect to any deletions from, modifications of or additions to the Events of Default described below or covenants of the Company contained in the Indenture, including any addition of a covenant or other provision providing event risk or similar protection.

     REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

          Unless otherwise indicated in the Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

          Unless otherwise indicated in the applicable Prospectus Supplement, registered Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof and bearer Debt Securities will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and transfer of the Debt Securities will be registrable, at the corporate trust office of The Chase Manhattan Bank, as Paying Agent and Security Registrar under the Indenture, in The City of New York, New York, provided that payments of interest may be made at the option of the Company by check mailed to the address appearing in the Security Register of the person in whose name such registered Debt Security is registered at the close of business on the Regular Record Date (Sections 305, 307 and 1002).

          Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. Except in limited circumstances, no payment with respect to any Debt Security in bearer form will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

     GLOBAL SECURITIES

          The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

          The specific terms of the depositary arrangement with respect to a series of Global Debt Securities and certain limitations and restrictions relating to a series of bearer Global Debt Securities, will be described in the Prospectus Supplement relating to such series.

     EVENTS OF DEFAULT

          The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company or any Material Subsidiary (as hereinafter defined); (f) acceleration of Indebtedness (defined in the Indenture as any indebtedness for borrowed money or for the unpaid purchase price of real or personal property of, or guaranteed by, the Company or any Material Subsidiary and computed in accordance with generally accepted accounting principles) of the Company or any Material Subsidiary in a principal amount in excess of $10,000,000 under the terms of the instrument under which such Indebtedness was issued or secured, if such acceleration is not annulled within 30 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series as provided in the Indenture; and (g) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind and annul such acceleration, provided that, among other things, all Events of Default with respect to such series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the Indenture (Section 502).

          "Material Subsidiary" means (a) Franklin Advisers, Inc., a California corporation, (b) Franklin/Templeton Distributors, Inc., a New York corporation, (c) Franklin/Templeton Investor Services, Inc., a California corporation, (d) Templeton Global Advisers Limited (formerly Templeton, Galbraith & Hansberger, Ltd.), a Bahamas corporation, (e) Templeton Investment Counsel, Inc., a Florida corporation, (f) Franklin Mutual Advisers, Inc. (formerly Elmore Securities Corporation), a Delaware corporation, subject to, and effective upon, the consummation, if any, by Franklin Mutual Advisers, Inc. of the acquisition of certain assets of HSC as described under "Use of Proceeds," (g) any other Subsidiary which owns, directly or indirectly, any of the capital stock of any corporation listed in (a) through (f) above or any successor entity and (h) any other Subsidiary with which any corporation listed in (a) through (f) above or any successor entity is merged or consolidated or which acquires or succeeds to a significant portion of the business, properties or assets of any corporation listed in (a) through (f) above or any successor entity.

     ADDITIONAL PROVISIONS

          The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 601). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section
     512).

          No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; (iii) the Trustee shall have failed to institute such proceeding within 60 days after receipt of such written request; and (iv) the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request (Section
     507). However, the holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section 508).

          The Company is required to furnish to the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after the occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event or Default (Section 1009).

     OUTSTANDING DEBT SECURITIES

          In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon acceleration pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance and (iii) any Debt Security owned by the Company or any other obligor on such Debt Security or any Affiliate of the Company or such other obligor shall be deemed not to be Outstanding (Section 101).

     MODIFICATION AND WAIVER

          Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however,
                                                        --------  -------
      that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby: (a) change the stated maturity date of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy; (d) adversely affect the right of repayment at the option of any holder;
     (e) change the place of payment of, currency of payment of principal of, or any premium or interest on, any Debt Security; (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

          The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture (Section 1008). The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or interest, or a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected Outstanding Debt Security of that series (Section 513).

          Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any holder for any of the following purposes: (i) to evidence the succession of another corporation to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities; (iii) to add Events of Default; (iv) to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities;
     (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series or any related coupons in any material respect; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided such action does not adversely affect the interests of holders of Debt Securities of such series or any related coupons in any material respect; (x) to secure the Debt Securities; and (xi) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that such amendment or supplement does not materially adversely affect the interests of the holders of any Debt Securities then Outstanding (Section 901).

     CONSOLIDATION, MERGER AND SALE OF ASSETS

          The Company may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture, that immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met (Section 801).

     CONCERNING THE TRUSTEE

          The Company and certain of its subsidiaries maintain banking relationships with the Trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

          The Company may sell the Debt Securities being offered hereby:
     (i) directly to purchasers; (ii) through agents; (iii) through underwriters; (iv) through dealers; or (v) through a combination of any such methods of sale. Such underwriters, agents or dealers may include, and may include a group of underwriters managed by one or both of, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co.

          The distribution of the Debt Securities may be effected from time to time in one or more transactions: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or
     (iv) at negotiated prices.

          Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement or Pricing Supplement. Unless otherwise indicated in the Prospectus Supplement or Pricing Supplement, any such agent will be acting on a reasonable efforts basis.

          If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement or Pricing Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

          If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

          Certain of the underwriters, dealers or agents may be customers of, engage in transactions with, and perform services for, the Company or one or more of its affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

          If so indicated in the Prospectus Supplement or Pricing Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement or Pricing Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement or Pricing Supplement. Each Contract will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement or Pricing Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) that the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if such Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Debt Securities less the principal amount thereof covered by applicable Contracts. A commission indicated in the Prospectus Supplement or Pricing Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                              ERISA CONSIDERATIONS

          Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are hereinafter collectively referred to as "Plans."

          Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (e.g., investment manager, trustee or custodian), any person providing services (e.g., a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

          The Company's subsidiaries are considered "parties in interest" or "disqualified persons" with respect to many Plans, including IRAs established with any of them. The purchase and/or holding of Debt Securities by a Plan with respect to which any of the Company's subsidiaries is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or
     Section 4975 of the Code, unless such Debt Securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. An IRA that engages in a non-exempt prohibited transaction could forfeit its tax-exempt status under
     Section 408 of the Code.

          Applicable exemptions may include the exemption for services under Section 408(b)(2) of ERISA and certain prohibited transaction class exemptions (e.g., Prohibited Transaction Class Exemption 84-14 relating to qualified professional asset managers, Prohibited Transaction Class Exemption 96-23 relating to certain in-house asset managers and Prohibited Transaction Class Exemptions 75-1 and 86-128 relating to securities transactions involving employee benefit plans and broker-dealers).

          In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of Debt Securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. No IRA established with, or for which services are provided by, any subsidiary of the Company should acquire any Debt Securities and other Plans established with, or for which services are provided by, any subsidiary of the Company should consult with counsel prior to making any such acquisition.

                                 LEGAL OPINIONS

          The legality of the Debt Securities offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York, and for the underwriters or agents by Brown & Wood LLP, San Francisco, California.

                                     EXPERTS

          The audited consolidated financial statements and schedules of the Company as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995, have been incorporated herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given the authority of that firm as experts in accounting and auditing. The audited financial statements of HSC as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995, have been incorporated herein by reference in reliance on the report of Graber & Co., independent accountants, given the authority of that firm as experts in accounting and auditing.

       No dealer, salesperson or
     other individual has been au-
     thorized to give any informa-
     tion or to make any repre-
     sentations not contained or
     incorporated by reference in
     this Prospectus Supplement,
     the applicable Pricing
     Supplement or the Prospectus
     in connection with the offer                $500,000,000
     made by this Prospectus
     Supplement, the applicable
     Pricing Supplement and the
     Prospectus.  If given or made,
     such information or represen-
     tations must not be relied
     upon as having been authorized
     by the Company or the Agents.
     Neither the delivery of this
     Prospectus Supplement, the            FRANKLIN RESOURCES, INC.
     applicable Pricing Supplement
     or the Prospectus nor any sale
     made hereunder and thereunder
     shall under any circumstance
     create an implication that                MEDIUM-TERM NOTES
     there has not been any change
     in the affairs of the Company
     since the date hereof.  This
     Prospectus Supplement, the          -----------------------------
     applicable Pricing Supplement           PROSPECTUS SUPPLEMENT
     and the Prospectus do not
     constitute an offer or solici-      -----------------------------
     tation by anyone in any state
     in which such offer or
     solicitation is not authorized
     or in which the person making
     such offer is not qualified to
     do so or to anyone to whom it            MERRILL LYNCH & CO.
     is unlawful to make such offer          GOLDMAN, SACHS & CO.
     or solicitation.

            _______________

           TABLE OF CONTENTS
                               Page
                               ----
         Prospectus Supplement
         ---------------------                  OCTOBER 9, 1996

     Description of Notes  .   S-3
     Special Provisions and
     Risks Relating to
       Foreign Currency
       Notes . . . . . . . .   S-23
     Certain United States
     Federal Income
       Tax Considerations  .   S-26
     Plan of Distribution  .   S-39

               Prospectus
               ----------
     Available Information .      2
     Incorporation of Certain
        Documents by Reference.   2
     Forward-Looking Statements   3
     The Company.  . . . . .      4
     Use of Proceeds   . . .      4
     Ratio of Earnings to Fixed
     Charges . . . . . . . .      5
     Description of Debt
     Securities  . . . . . .      5
     Plan of Distribution  .     11
     ERISA Considerations  .     12
     Legal Opinions  . . . .     13
     Experts . . . . . . . .     13

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